Coating Resins Divestiture Investor Presentation Shane Fleming – Chairman, President and CEO October 9, 2012 Exhibit 99.1

Forward Looking Statement
During the course of this meeting we may make forward-looking statements. All statements that address expectations or projections about the future are forward-looking statements.
Some of these statements include words such as “expects”, “anticipates,” “plans,” “intends,” “projects,”
and “outlook.” Although they reflect our current expectations, these statements are not guarantees of future performance because they involve a number of risks, uncertainties, and assumptions.
We recommend that you review Cytec’s SEC filings for a discussion of some of the factors which could cause actual results to differ materially from its expectations and projections. This and other Cytec information may be accessed at www.cytec.com.
In sections of this presentation certain “non-GAAP” measures are provided and identified as such. We believe that the “non-GAAP” measures can more accurately reflect comparisons of year to year trends and is consistent with how we review the information. A reconciliation of “non-GAAP” measures to the applicable GAAP measure is provided in the appendix at the end of this presentation.

Transaction overview

•
Transaction values Coating Resins at $1,150 million
–
Before-tax cash proceeds of $1,032 million, after tax cash proceeds approximately $900 million
–
Transferred debt, pension and environmental liabilities of $118 million
–
Subject to customary closing conditions
–
6.8 x LTM June 2012 EBITDA
•
$68 million of stranded costs
–
2/3 to be eliminated within 90 days of closing
–
3/4 to be eliminated within two years of closing
–
Remainder to support business growth
•
J.P. Morgan Securities LLC acted as Cytec’s financial advisor
1
Fully allocated
Cytec Announces Agreement to Divest Coating Resins Business
to Advent International
Expected closing in Q1 2013
1

Financial flexibility

•
Return cash to shareholders via stock
buyback
•
Utilize cash to support
Debt Maturity Profile Uses of Cash
($ millions)
$0
$50
$100
$150
$200
$250
2012 2013 2014 2015 2016 2017
Significant financial flexibility for further growth investments and strategic bolt-ons while still maintaining investment grade ratings
–
Approximately two-thirds of
proceeds
–
Expect to complete in first half 2013
–
Large capacity expansion capital
projects
–
Fund pension/retiree medical

Portfolio transformation

Acquisitions Divestitures
Advanced
composites
$439 million
July 2012
$1,150 million
Q1 2013 (expected close)
Coating
Resins
$105 million
August 2012
Pressure
Sensitive
Adhesives
$180 million
February 2011
Building
Block
Chemicals
Mining
chemicals
$37 million
April 2012
Portfolio moves have created a leading high growth, high margin specialty company

Pro forma Cytec

Pro-Forma Sales
Full year 2011:  $1.8 billion
Six months 2012:  $0.95 billion
Pro-forma Operating Margin*
Full year 2011:  9.7%
Six Months 2012:   12.8%
Phosphines
Mining Chemicals
Industrial Materials
Aerospace Materials
Technology-Based Products
Attractive Portfolio
*excludes special items
Aerospace Matl
53%
Mineral
processing
19%
Plastics
8%
Industrial Matl
12%
Other
8%
~85% of portfolio is higher growth
businesses
Positioned to grow with technology leadership in markets driven by global mega trends

Investment thesis

Leadership position in attractive growth markets
• Advanced composites for aerospace and industrial
• Unique separation technologies for mining
• High growth phosphine applications
• Exciting adjacency opportunities in each of these markets
• Levered to global megatrends
o
energy, transportation & infrastructure
Solid foundation in place to support long-term growth
• Strong balance sheet
• Improving cash conversion efficiency
• Excellent liquidity and debt profile
Management team focused on execution of growth strategy

CYTEC

Delivering Technology Beyond Our Customers' Imagination™

NYSE: CYT